Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-178399 and No. 333-142711) on Form S-8 of our reports dated March 1, 2023, with respect to the consolidated financial statements of AGCO Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Atlanta, Georgia
March 1, 2023